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Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contacts: John Bluth Director, Corporate Communications (650) 384-8850
Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Carol Harrison Fleishman-Hillard (212) 453-2442

CVT-3146 PHASE II TRIAL RESULTS SUPPORT CV THERAPEUTICS'
PLAN TO ADVANCE INTO PHASE III PROGRAM

Palo Alto, Calif., July 29, 2002—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it plans to advance CVT-3146 into a pivotal Phase III clinical trial, which the company intends to commence in 2003. CVT-3146 is a selective A2A adenosine receptor agonist being jointly developed with Fujisawa Healthcare, Inc. (FHI) for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.

Data from an open label Phase II trial of CVT-3146 demonstrated that an intravenous bolus of CVT-3146 produced a dose-dependent increase in coronary blood flow velocity. The magnitude and duration of the increase in coronary blood flow velocity seen following administration of CVT-3146 in this trial achieved CV Therapeutics' target profile for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. The most common adverse events which may be drug-related were, flushing and dyspnea. More detailed results of this study will be presented at upcoming scientific meetings.

"We are excited to be moving CVT-3146 towards a Phase III trial ahead of schedule," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc. "Since we discovered CVT-3146 in 1999, we have been extremely pleased with the progress of our development program. Our Phase I and Phase II clinical results support our decision to begin planning a Phase III study less than three years later."

Cardiac perfusion imaging studies help detect and characterize coronary artery disease by identifying areas of insufficient blood flow in the heart. In 1999, approximately 6.5 million cardiac perfusion imaging studies were performed in the United States.

Many patients exercise on a treadmill to generate the increase in coronary blood flow necessary to perform a cardiac perfusion imaging test. However, more than a third of patients undergoing a cardiac perfusion imaging test are unable to exercise adequately because of medical conditions such as peripheral vascular disease or arthritis. For these patients, a pharmacologic agent that temporarily increases coronary blood flow is used to mimic the increase in blood flow caused by exercise. CVT-3146 is being studied for potential use as a pharmacologic agent under these circumstances.

"Cardiac perfusion imaging tests are important because they are non-invasive and can frequently be used prior to, or in lieu of, an invasive angiogram," said Richard Kerensky, M.D., associate professor of medicine and director of interventional cardiology, University of Florida and an investigator of the Phase II study.

"Pharmacologic agents that can cause similar increases in coronary blood flow velocity to that achieved during treadmill exercise are crucial to performing cardiac perfusion imaging tests in millions of patients who cannot exercise on the treadmill," he added.

Under a collaboration agreement providing FHI exclusive North American rights to CVT-3146, CV Therapeutics manages the clinical development program, and FHI will be responsible for manufacturing, selling and marketing CVT-3146 in North America, if the product is approved for marketing. Under the arrangement, FHI reimburses CV Therapeutics for 75 percent of development costs, and CV Therapeutics will receive a royalty on product sales of CVT-3146, if approved, and may receive a royalty on another product.

CVT-3146 has not been approved for marketing by the U.S. Food and Drug Administration (FDA) or other foreign agencies. CVT-3146 presently is being investigated in clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted a new drug application to the FDA or equivalent application to any other foreign regulatory authorities for CVT-3146 and has not yet been determined CVT-3146 to be safe or effective in humans for its intended use.

CV Therapeutics, Inc., headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. Tecadenoson (CVT-510), an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Fujisawa Healthcare, Inc. headquartered in Deerfield, Illinois, develops, manufactures and markets proprietary pharmaceutical products in the United States and abroad. Fujisawa Healthcare, Inc., is a subsidiary of Fujisawa Pharmaceutical Co., Ltd., based in Osaka, Japan. Fujisawa Pharmaceutical Co., Ltd., founded in 1894, is a leading pharmaceutical manufacturer with operations in North America, Europe and Asia.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company's products and the company's collaborative arrangements, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.

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  Exhibit 99.1